Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION

ANNOUNCES SECOND QUARTER 2007 AND FISCAL YEAR 2007 RESULTS

DALLAS, TX – August 28, 2007 – Tuesday Morning Corporation (NASDAQ: TUES) today reported that as previously announced, net sales for the second quarter of 2007 were $219.4 million compared to $207.7 million in 2006, an increase of $11.7 million or 5.6%.  The increase is primarily due to $11.4 million increase in sales from non-comparable stores plus an increase in comparable store sales of 0.1%.  The increase in comparable store sales was comprised of a 2.6% increase in average ticket and a 2.4% decline in traffic.  Net income for the second quarter ended June 30, 2007 was $2.0 million or $0.05 per diluted share, compared to $2.9 million or $0.07 per diluted share last year, a decrease of $0.9 million or $0.02 per diluted share.

Kathleen Mason, President and Chief Executive Officer, stated, “During the first half of 2007, we capitalized on the abundance of close-out goods in the market by executing inventory buys on high-quality merchandise.  The inventory selection in our stores helped deliver our comparable store sales improvement in the second quarter.  We believe that market conditions will continue to be challenging as the debt and housing markets create additional obstacles for consumers.  Moving into fiscal 2008, we will continue to focus on delivering positive operating cash flow and earnings per share, reducing inventory balances through profitable sales and maintaining a strong balance sheet.”

For the six month fiscal year ended June 30, 2007, sales were $408.5 million compared to $395.4 million in 2006 for an increase of 3.3%.  The increase in sales is primarily due to a $22.8 million increase in sales from non-comparable stores offset by a decrease in comp store sales of 2.5%.   The decrease in comp store sales was comprised of a 1.5% increase in average ticket and a 3.9%

decline in traffic.  For the six month fiscal year ended June 30, 2007, net income was $3.1 million or $0.07 per diluted share compared to 2006 results of net income of $9.4 million or $0.23 per diluted share.

Guidance

Guidance for the fiscal year 2008 (July 1, 2007 through June 30, 2008) is as follows:

•                  net sales are projected to be in the range of $987 million to $997 million;

•                  comparable store sales are projected to be flat to positive 1.5%; and

•                  diluted earnings per share projected to be in the range of $0.85 to $0.90.

Tuesday Morning management will review second quarter and fiscal year 2007 financial results in a teleconference call on August 28, 2007 at 10:00 a.m. Eastern Time.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale home furnishings, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 810 stores in 47 states during periodic “sale events.” Tuesday Morning is nationally known for bringing over 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should carefully consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial positions, and our business outlook or state other “forward-looking” information.

Reference is hereby made to “Item 1A.  Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements.  These risks, uncertainties and events also include, but are not limited to, the following:  uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management, as well as experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results;

our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to maintain internal control over financial reporting; and our ability to anticipate and respond in a timely manner to changing consumer demands and preferences.  The forward-looking statements made in this press release relate only to events as of the date on which the statements were made.  We undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

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Tuesday Morning Corporation

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended June 30,		Six-Months Ended June 30,
	2007	2006	2007	2006
				(unaudited)
Net Sales	$219,364	$207,669	$408,520	$395,428
Cost of sales	139,564	133,396	257,851	247,564
Gross profit	79,800	74,273	150,669	147,864

Selling, general and administrative expenses	75,672	69,227	144,962	132,390

Operating income	4,128	5,046	5,707	15,474

Other income (expense):
Interest expense	(924)	(567)	(1,158)	(753)
Interest income	2	2	146	101
Other income (expense), net	153	253	356	386
Other income (expense)	(769)	(312)	(656)	(266)

Income before income taxes	3,359	4,734	5,051	15,208

Income tax expense	1,325	1,835	1,970	5,769

Net income	$2,034	$2,899	$3,081	$9,439

Earnings Per Share:
Net income per common share:
Basic	$0.05	$0.07	$0.07	$0.23
Diluted	$0.05	$0.07	$0.07	$0.23

Weighted average number of common shares:
Basic	41,440	41,384	41,433	41,380
Diluted	41,625	41,626	41,637	41,647

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets

(in thousands)

	June 30,		Dec 31,
	2007	2006	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,303	$5,766	$49,633
Inventories	288,791	241,660	242,674
Prepaid expenses and other assets	5,954	7,413	5,617
Deferred income taxes	1,211	5,071	3,162
Total current assets	306,259	259,910	301,086

Property and Equipment, net	83,776	86,868	86,397

Other long-term assets:
Deferred financing costs	704	599	514
Other assets	3,582	4,930	5,137

Total Assets	$394,321	$352,307	$393,134

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long term debt	$26,500	$—	$—
Accounts payable	82,453	72,302	88,514
Accrued liabilities	31,223	29,444	35,934
Income taxes payable	712	4,736	15,543
Total current liabilities	140,888	106,482	139,991

Revolving credit facility, excl. current portion	30,000	21,000	—
Deferred rent	4,534	4,553	4,618
Deferred income taxes	3,459	6,267	4,648
Total Liabilities	178,881	138,302	149,257

Stockholders’ equity	215,440	214,005	243,877
Total Liabilities and Stockholders’ Equity	$394,321	$352,307	$393,134

Consolidated Statement of Cash Flows

(in thousands)

	Six-Months Ended June 30,
	2007	2006
		(unaudited)
Net cash flows from operating activities:
Net income	$3,081	$9,439
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	8,858	8,102
Amortization of financing fees	93	86
Amortization of restricted stock compensation expense	49	—
Stock compensation expense	1,962	1,601
Other non-cash charges	948	70
Net change in operating assets and liabilities	(70,749)	(37,778)

Net cash used in operating activities	(55,758)	(18,480)

Net cash flows from investing activities:
Capital expenditures	(6,655)	(7,184)
Other	—	—

Net cash used in investing activities	(6,655)	(7,184)

Net cash flows from financing activities:
Net borrowings-revolving credit facility	56,500	21,000
Payment of cash dividend	(33,144)	(33,102)
Other	(273)	(15)

Net cash provided by (used in) financing act	23,083	(12,117)

Net decrease in cash and cash equivalents	(39,330)	(37,781)

Cash and cash equivalents, beginning of period	49,633	43,547

Cash and cash equivalents, end of period	$10,303	$5,766